Exhibit 8.1

LEDGEWOOD, P.C.

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

November 13, 2015

Atlas Resource Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

Ladies and Gentlemen:

We have acted as counsel to Atlas Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (File No. 333-203800) (as amended or supplemented, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus supplement dated November 13, 2015 (the “Prospectus Supplement,” and together with the Registration Statement, the “Prospectus”), filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act relating to the issuance and sale from time to time by the Partnership of the Partnership’s 8.625% Class D Cumulative Redeemable Perpetual Preferred Units and 10.75% Class E Cumulative Redeemable Perpetual Preferred Units having an aggregate offering price of up to $100,000,000 (the “Units”). You have requested our opinion regarding certain U.S. federal income tax matters. Capitalized terms not otherwise defined herein shall have the meanings set forth in that certain Distribution Agreement dated November 13, 2015 by and between the Partnership, MLV & Co. LLC and FBR Capital Markets & Co. (the “Distribution Agreement”).

We hereby confirm that all statements of legal conclusions contained in the discussion in the Prospectus under the captions “Additional Tax Considerations” and “Tax Considerations” constitute the opinion of Ledgewood, P.C. with respect to the matters set forth therein as of the effective date of the Registration Statement, subject to the assumptions, qualifications, and limitations set forth therein. No opinion is expressed as to any matter not discussed therein. We are opining herein only as to the federal income tax matters described above, and we express no opinion with respect to the applicability to, or the effect on, any transaction of other federal laws, foreign laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Registration Statement, may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Prospectus Supplement. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Ledgewood

Ledgewood a professional corporation